EXHIBIT 11.01
                      [GRAPHIC OMMITTED] CONDUCT GUIDELINES


Sadia is well known for its strong brand recognition and the quality of its products and services. These are key factors in the Company's ability to compete and generate better results.

The management of the Company is underscored by teamwork and participation, in such a way as to strengthen and maximize people's contributions and autonomy.

To maintain and strengthen the Company's brand, and to ensure that performance expectations are met, people's actions must be based on two requirements:
ATTITUDE AND RESULTS.

Attitude is the expression of Sadia culture and is linked to the following, broader values:

COHESION: Promoting cooperation, alignment and teamwork.

INTEGRITY: Being ethical, fair and coherent in the way one thinks, speaks and acts.

COMMUNICATION: Receiving complete, clear information and providing feedback to the team.

AUSTERITY WITH CREATIVITY: Being rational and sparing in the use of resources, while adopting original solutions.

SIMPLICITY: Concentrating on the essential; being quick and practical; speaking and writing concisely to avoid complications and formalities that add little.

ATTITUDE TOWARDS CHANGE: Viewing change as an ongoing process, and adopting a positive approach towards behavior and contribution.

HUMAN GROWTH: Motivating and developing individual abilities, while respecting diversity and training successors.

The commitment of leaders and their employees to these values should be reflected in actions both within the Company and the surrounding community. There is a special expectation placed upon leaders that their actions will serve as an example in guiding others.

These values are defined and discussed in Sadia programs related to integration, leadership, the feedback 360(0) system, organizational climate and other formal communications.

Putting these Sadia cultural values into practice is fundamental to maintaining people's belief in the Company and to enabling the necessary alignment for achieving RESULTS. Therefore, all people in the organization are expected to zealously abide by these values and report any conduct that may contravene these guidelines. This communication may be addressed locally to any Head, Manager or Director, or to the Corporate Auditing, Human Resources or Legal Affairs.